Putnam AMT Free Municipal Fund Semi Annual Report
1/31/18

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A	 	4,386
Class B	    	23
Class C	   	322
Class M	    	10

72DD2

Class Y      	806

73A1

Class A   	0.225877
Class B   	0.178308
Class C   	0.166763
Class M   	0.205201

73A2

Class Y		0. 243622

74U1

Class A   	18,422
Class B      	112
Class C    	1,870
Class M       	50

74U2

Class Y    	3,491

74V1

Class A   	15.03
Class B   	15.04
Class C   	15.07
Class M   	15.07

74V2

Class Y		15.04


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.